Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-268718 and 333-268718-01
(To Prospectus dated December 30, 2022
Prospectus Supplement dated December 30, 2022 and
Product Supplement EQUITY BEAR STR-1
dated June 26, 2023)

915,111 Units $10 principal amount per unit CUSIP No. 09711E555	Pricing Date Settlement Date Maturity Date	November 20, 2025 November 28, 2025 December 4, 2026

BofA Finance LLC
Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®
Fully and Unconditionally Guaranteed by Bank of America Corporation
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Automatically callable if the closing level of the Index on any Observation Date, occurring approximately three, six, nine, and twelve months after the pricing date, is less than or equal to the Starting Value
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In the event of an automatic call, the amount payable per unit will be:
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$10.881 if called on the first Observation Date
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$11.762 if called on the second Observation Date
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$12.643 if called on the third Observation Date
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$13.524 if called on the final Observation Date
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If not called on the first, second or third Observation Dates, a maturity of approximately one year
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If not called, the principal amount is subject to 1-to-1 downside exposure to increases in the Index, with up to 100% of your principal at risk. You will lose all or a portion of your principal amount if the level of the Index on the final Observation Date is greater than the Starting Value.
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All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
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No periodic interest payments
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In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, “Additional Risk Factor” on page TS-8 of this term sheet, page PS-7 of the accompanying product supplement, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is $9.717 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-14 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price(1)	$10.000	$ 9,143,610.000
Underwriting discount(1)	$ 0.125	$ 106,888.87
Proceeds, before expenses, to BofA Finance	$ 9.875	$ 9,036,721.13
(1)
The public offering price and the underwriting discount for an aggregate of 300,000 units purchased in a transaction of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household is $9.975 per unit and $0.10 per unit, respectively. See “Supplement to the Plan of Distribution; Conflicts of Interest” below.

The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
November 20, 2025

Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®, due December 4, 2026
Summary
The Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®, due December 4, 2026 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the Nasdaq-100 Index® (the “Index”), is less than or equal to the Call Level on the applicable Observation Date, and no further amounts will be payable on the notes after a call. You will not receive any notice from us if the notes are automatically called. If your notes are not called, at maturity, if the Ending Value is greater than the Threshold Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Call Amounts and Call Premiums) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-14.
Terms of the Notes		Payment Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	Automatic Call Provision: Redemption Amount Determination: If the notes are not called you will receive the Redemption Amount per unit on the maturity date, determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately one year, if not called on the first, second or third Observation Dates
Market Measure:	The Nasdaq-100 Index® (Bloomberg symbol: “NDX”), a price return index
Starting Value:	24,054.38
Ending Value:	The Observation Level of the Market Measure on the final Observation Date
Observation Level:	The closing level of the Market Measure on the applicable Observation Date
Observation Dates:
February 20, 2026, May 22, 2026, August 21, 2026 and November 27, 2026 (the final Observation Date), which dates are approximately three, six, nine and twelve months after the pricing date.
The Observation Dates are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-29 of the accompanying product supplement.

Call Level:	24,054.38 (100% of the Starting Value).
Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is greater than the Starting Value. In no event will the Redemption Amount be less than zero.

Call Amounts (per Unit) and Call Premiums:
$10.881, representing a Call Premium of 8.81% of the principal amount, if called on the first Observation Date;
$11.762, representing a Call Premium of 17.62% of the principal amount, if called on the second Observation Date;
$12.643, representing a Call Premium of 26.43% of the principal amount, if called on the third Observation Date; and
$13.524, representing a Call Premium of 35.24% of the principal amount, if called on the final Observation Date.

Call Settlement Dates:
Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-26 of the accompanying product supplement; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	24,054.38 (100% of the Starting Value).
Autocallable Bear Strategic Accelerated Redemption Securities®	TS-2

Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®, due December 4, 2026
Fees and Charges:	The underwriting discount of $0.125 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-14.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Autocallable Bear Strategic Accelerated Redemption Securities®	TS-3

Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®, due December 4, 2026
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY BEAR STR-1 dated June 26, 2023:
https://www.sec.gov/Archives/edgar/data/70858/000119312523174797/d516879d424b2.htm
■	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322.
Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the closing level of the Index on any of the Observation Dates will be less than or equal to the Starting Value and, in that case, you accept an early exit from your investment.
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You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the level of the Index is greater than the applicable Call Premium.
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If the notes are not automatically called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is greater than the Threshold Value.
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You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
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You are willing to forgo dividends or other benefits of owning the stocks included in the Index.
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You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC's actual and perceived creditworthiness, BAC's internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and BAC's credit risk, as guarantor of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

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You wish to make an investment that cannot be automatically called prior to maturity.
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You believe that the notes will not be automatically called and the value of the Index will increase from the Starting Value to the Ending Value.
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You anticipate that the Observation Level will be greater than the Call Level on each Observation Date.
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You seek an uncapped return on your investment.
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You seek principal repayment or preservation of capital.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on the stocks included in the Index.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes or to take BAC's credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Autocallable Bear Strategic Accelerated Redemption Securities®	TS-4

Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®, due December 4, 2026
Examples of Hypothetical Payments
The following examples and table are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level and Observation Levels, and whether the notes are automatically called and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:
1)	a Starting Value of 100.00;
2)	a Threshold Value of 100.00;
3)	a Call Level of 100.00;
4)	an expected term of the notes of approximately one year, if the notes are not called on the first, second or third Observation Dates;
5)
a Call Premium of 8.81% of the principal amount if the notes are called on the first Observation Date, 17.62% if called on the second Observation Date, 26.43% if called on the third Observation Date, and 35.24% if called on the final Observation Date (in each case, the midpoint of the applicable Call Premium range); and

6)	Observation Dates occurring approximately three, six, nine, and twelve months after the pricing date.
The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 24,054.38, which was the closing level of the Market Measure on the pricing date. For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the levels of the Index will not include any income generated by dividends paid on the securities held by the Index, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.
Autocallable Bear Strategic Accelerated Redemption Securities®	TS-5

Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®, due December 4, 2026
Notes Are Called on an Observation Date
The notes will be called at $10.00 plus the applicable Call Premium if, on one of the Observation Dates, the relevant Observation Level is less than or equal to the Call Level. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.
Example 1 - The Observation Level on the first Observation Date is 80.0000. Therefore, the notes will be called at $10.000 plus the Call Premium of $0.881 = $10.881 per unit.
Example 2 - The Observation Level on the first Observation Date is greater than the Call Level, but the Observation Level on the second Observation Date is 80.000. Therefore, the notes will be called at $10.000 plus the Call Premium of $1.762 = $11.762 per unit.
Example 3 - The Observation Level on each of the first and second Observation Dates is greater than the Call Level, but the Observation Level on the third Observation Date is 80.000. Therefore, the notes will be called at $10.000 plus the Call Premium of $2.643 = $12.643 per unit.
Example 4 - The Observation Level on each of the first, second and third Observation Dates is greater than the Call Level, but the Observation Level on the fourth and final Observation Date is 80.000. Therefore, the notes will be called at $10.000 plus the Call Premium of $3.524 = $13.524 per unit.
Notes Are Not Called on Any Observation Date
Example 5 - The notes are not called on any Observation Date and the Ending Value is greater than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 115.00, the Redemption Amount per unit will be:
Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date				Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5
Starting Value	100.000	100.000	100.000	100.000	100.00
Call level	100.000	100.000	100.000	100.000	100.00
Threshold value	100.000	100.000	100.000	100.000	100.00
Observation Level on the first Observation Date	80.000	110.000	110.000	110.000	110.00
Observation Level on the second Observation Date	N/A	80.000	110.000	110.000	110.00
Observation Level on the third Observation Date	N/A	N/A	80.0000	110.000	110.00
Observation Level on the fourth Observation Date	N/A	N/A	N/A	80.000	115.00
Return of the Index	-20.000%	-20.000%	-20.000%	-20.000%	15.00%
Return of the Notes	8.81%	17.62%	26.43%	35.24%	-15.00%
Call Amount / Redemption Amount per Unit	$10.881	$11.762	$12.643	$13.524	$8.50
Autocallable Bear Strategic Accelerated Redemption Securities®	TS-6

Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®, due December 4, 2026
Risk Factors
There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of the accompanying product supplement, page S-6 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
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If the notes are not automatically called, your investment may result in a loss; there is no guaranteed return of principal. If the Ending Value is greater than the Starting Value, you will lose all or a portion of your principal amount.

■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable short position in the Market Measure, or the stocks included in the Index. In contrast, a short position in the Market Measure (or the securities included in the Market Measure) would allow you to receive the full benefit of any decrease in the value of the Market Measure (or those underlying securities).

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Payments on the notes are subject to our credit risk, and the credit risk of BAC, and actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

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If the notes are called, you will be subject to reinvestment risk, and you will lose the opportunity to receive any higher Call Amount, if any, that otherwise might have been payable after the date of the call.

■	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Index.
■     We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
■     BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
■    The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.
Valuation- and Market-related Risks
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The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

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The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the level of the Index, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-14. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

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The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our and BAC’s creditworthiness and changes in market conditions.

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A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
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BAC and its affiliates’ hedging and trading activities (including trades in shares of companies included in the Index) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
Autocallable Bear Strategic Accelerated Redemption Securities®	TS-7

Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®, due December 4, 2026
Market Measure-related Risks
■	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.
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You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

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While BAC and our other affiliates may from time to time own securities of companies included in the Index, except to the extent that BAC’s common stock is included in the Index, we, BAC and our other affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

Tax-related Risks
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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-42 of the accompanying product supplement.

Additional Risk Factor
The notes are subject to risks associated with investments in securities linked to the value of non-U.S. equity securities.
Some of the equity securities composing the Index are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
Autocallable Bear Strategic Accelerated Redemption Securities®	TS-8

Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®, due December 4, 2026
The Index
All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Nasdaq, Inc. (the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page PS-31 of the accompanying product supplement.  None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.
General
The Index is a modified market capitalization-weighted index of stocks of 100 of the largest non-financial companies listed on The Nasdaq Stock Market (“NASDAQ”). The Index, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 125.00, as adjusted. Current information regarding the market value of the Index is available from Nasdaq as well as numerous market information services.
The Index share weights of the component securities of the Index at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each Index component security’s influence on the level of the Index is directly proportional to the value of its Index share weight.
Calculation of the Index
At any moment in time, the value of the Index equals the aggregate value of the then-current Index share weights of each of the Index component securities, which are based on the total shares outstanding of each such Index component security, multiplied by each such security’s respective last sale price on NASDAQ (which may be the official closing price published by NASDAQ), and divided by a scaling factor (the “Divisor”), which becomes the basis for the reported Index value. The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is more desirable for Index reporting purposes.
Eligibility Criteria

Initial Eligibility Criteria
To be eligible for initial inclusion in the Index, a security must meet the following criteria:
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the issuer of the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

●	a security must be issued by a non-financial company;
●	a security may not be issued by an issuer currently in bankruptcy proceedings;
●	a security must have an average daily trading volume of at least 200,000 shares in the previous three months (measured annually during the ranking review process described below);
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if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized options market in the United States or be eligible for listed-options trading on a recognized options market in the United States (measured during the ranking review process);

●
the issuer of the security may not have entered into a definitive agreement or other arrangement where the transaction is determined to be highly probable and would likely result in the security no longer being Index eligible;

●	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
●
the security must have “seasoned” on the NASDAQ, the New York Stock Exchange or The Chicago Board Options Exchange. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing).

Continued Eligibility Criteria
In addition, to be eligible for continued inclusion in the Index, the security must meet the following criteria:
●	the issuer of the security’s primary U.S. listing must be exclusively listed on the Nasdaq Global Select Market or the Nasdaq Global Market;
●	the security must be issued by a non-financial company;
●	the security may not be issued by an issuer currently in bankruptcy proceedings;
●	the security must have an average daily trading volume of at least 200,000 shares in the previous three month trading period (measured during the ranking review process);
●
if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized options market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

●
the issuer must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Index at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the Index effective after the close of trading on the third Friday of the following month; and

Autocallable Bear Strategic Accelerated Redemption Securities®	TS-9

Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®, due December 4, 2026
●	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.
For the purposes of Index eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.
These Index eligibility criteria may be revised from time to time by Nasdaq, Inc. without regard to the securities.
Annual Ranking Review
The composition of the Index is evaluated on an annual basis, except under extraordinary circumstances that may result in an interim evaluation, as follows (this evaluation is referred to herein as the “ranking review”). Securities listed on NASDAQ that meet the applicable eligibility criteria are ranked by market value. Index -eligible securities that are already in the Index and whose issuer is ranked in the top 100 eligible companies (based on market capitalization) are retained in the Index. An Index issuer that is ranked 101 to 125 is generally retained, provided that such issuer was ranked in the top 100 eligible issuers as of the previous ranking review or was added to the Index subsequent to the previous ranking review. Index issuers not meeting such criteria are replaced. Additionally, if at the time of the ranking review an eligible issuer not currently in the Index is ranked within the top 75 eligible securities by market capitalization and is not one of the replacement securities, it will be automatically added to the Index and the smallest issuer by market capitalization will be removed from the index. The replacement securities chosen are those eligible securities not currently in the Index whose issuers have the largest market capitalization. The data used in the ranking includes market data as of the last trading of October and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.
Generally, the list of annual additions and deletions as a result of the annual evaluation is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the ranking review, an Index issuer no longer meets the continued eligibility criteria or is otherwise determined by Nasdaq, Inc. to become ineligible for continued inclusion in the Index, the issuer security will be replaced with the largest market capitalization security not currently in the Index and meeting the initial eligibility criteria listed above. Ordinarily, a security will be removed from the Index at its last sale price. If, however, at the time of its removal the security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the security may, in Nasdaq, Inc.’s discretion, be removed at a zero price. The zero price will be applied to the security after the close of the market but prior to the time the official closing value of the Index is disseminated, which is ordinarily 17:16:00 EST.
Index Maintenance
Changes in the price and/or the number of total share outstanding of each of the Index component securities driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change will be made to the Index as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares for those Index component securities are derived from each security’s total shares outstanding. The index shares for those Index component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those Index component securities.
The price of the component security is adjusted for the amount of the special cash dividend. A dividend is considered special if the information provided by the listing exchange in their announcement of the ex-date indicates that the dividend is special. A special dividend may also be referred to as extra, extraordinary, non-recurring, one-time, unusual, etc.
Index Rebalancing
On a quarterly basis coinciding with the quarterly scheduled index share adjustment procedures in March, June and September, the Index will be rebalanced if it is determined that: (1) the current weight of the single largest market capitalization component security is greater than 24.0% and (2) the “collective weight” of those component securities whose individual current weights are in excess of 4.5%, when added together, exceeds 48.0% of the Index.
If either one or both weight distribution requirements are met upon quarterly review or it is determined that a special rebalancing is required, a weight rebalancing will be performed.
First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24.0%, then the weights of all stocks with weights greater than 4.5% will be scaled down proportionately towards 1.0% for the adjusted weight of the single largest component security to be set to 20.0%.
Second, relating to weight distribution requirement (2) above, for those component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all stocks with weights greater than 4.5% will be scaled down proportionately towards 1.0% for the “collective weight,” so adjusted, to be set to 40.0%.
On an annual basis coinciding with the annual evaluation in December, the Index will be rebalanced if it is determined that the “collective weight” of the five largest component securities by weight, when added together, exceeds 40.0% of the Index. In addition, a special rebalancing of the Index may be conducted at any time if it is determined necessary to maintain the integrity of the Index.
If the weight distribution requirement is met upon the annual evaluation or it is determined that a special rebalancing is required, a weight rebalancing will be performed.
Autocallable Bear Strategic Accelerated Redemption Securities®	TS-10

Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®, due December 4, 2026
If the “collective weight” of the five largest Index securities by weight, when added together, exceeds 40.0% of the Index at the time of the annual evaluation, those top five securities will be scaled down proportionately towards 1.0% for the “collective weight,” so adjusted, to be set to 38.5%. The excess weight due to capping from the five largest, capped securities is redistributed to the remaining securities. Thereafter, all other securities are capped at 4.5% and the weight is proportionally redistributed to all securities that have not yet been capped.
In the event of a special rebalance, either coinciding with the quarterly review or annual evaluation (or at any other point in time where necessary), prior month-end shares outstanding and prices for each security in the Index are utilized to calculate the weights that require capping and the associated index shares. If a special rebalance were to occur in accordance with the quarterly scheduled index adjustment or annual evaluation, the index weights will be determined anew based upon the last sale prices and aggregate capitalization of the Index at the close of trading on the last day in February, May, August and November. Changes to the index weights will be made effective after the close of trading on the third Friday in March, June, September and December and an adjustment to the divisor is made to ensure continuity of the Index.
Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current index weights. However, Nasdaq, Inc. may from time to time determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the component securities. In such instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.
At the quarterly rebalancing, data is cutoff as of the previous month end and no changes are made to the Index from that cutoff until the quarterly share change effective date with the single exception for corporate actions with an ex-date.
The following graph shows the daily historical performance of the Index in the period from January 1, 2015 through November 20, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 24,054.38.
Historical Performance of the Index

27,000
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1,500
0
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Jul-25

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the Index.

Autocallable Bear Strategic Accelerated Redemption Securities®	TS-11

Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®, due December 4, 2026
License Agreement
The notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, Inc. with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the NDX to track general stock market performance. The Corporations’ only relationship to our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Licensee”) is in the licensing of the NASDAQ®, OMX®, NASDAQ OMX®, and NDX registered trademarks, and certain trade names of the Corporations or their licensor and the use of the NDX which is determined, composed and calculated by Nasdaq, Inc. without regard to Licensee or the notes. Nasdaq, Inc. has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the NDX. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.
THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
Autocallable Bear Strategic Accelerated Redemption Securities®	TS-12

Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®, due December 4, 2026
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the Notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.
MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent, in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
●
the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●
a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

●
a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).
Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.
Autocallable Bear Strategic Accelerated Redemption Securities®	TS-13

Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®, due December 4, 2026
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Index. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-24 and “Use of Proceeds” on page PS-24 of the accompanying product supplement.
Validity of the Notes
In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 16, 2025 which has been filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2025.
Autocallable Bear Strategic Accelerated Redemption Securities®	TS-14

Autocallable Bear Strategic Accelerated Redemption Securities® Linked to the Nasdaq-100 Index®, due December 4, 2026
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Index.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page 71 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
■
Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-42 of the accompanying product supplement.
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
“Strategic Accelerated Redemption Securities®” is BAC’s registered service mark.
Autocallable Bear Strategic Accelerated Redemption Securities®	TS-15